CTC COMMUNICATIONS CORP.
                            360 Second Avenue
                            Waltham, MA 02154


                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders of CTC Communications Corp.

          Notice is hereby given that the Annual Meeting of Stockholders of CTC Communications Corp. (the "Company") will be held at the offices of the Company, 360 Second Avenue, Waltham, Massachusetts 02154 on October 20, 1997 at 9:30 a.m., local time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

          1. To elect as directors the four (4) persons listed in the accompanying Proxy Statement;

          2. To approve an amendment to the Company's 1996 Stock Option Plan to increase by 1,000,000 the number of shares of Common Stock that may be issued pursuant to that plan;

          3. To ratify the appointment of Ernst & Young as the independent accountants of the Company for the fiscal year ending March 31, 1998; and

          4. To consider and transact any other business that may lawfully come before the meeting or any adjournment thereof.

          The Board of Directors has fixed the close of business on August 29, 1997 as the record date for the determination of stockholders entitled to vote at the Annual Meeting and to receive notice thereof. Accordingly, only stockholders of record on such date will be entitled to vote at the Annual Meeting. The stock transfer books of the Company will not be closed.

          Please sign the enclosed proxy and return it in the enclosed envelope.

                                          By Order of the Board of Directors

                                          Robert J. Fabbricatore, Chairman
September 9, 1997
Mailed at Boston, Massachusetts

                              IMPORTANT

STOCKHOLDERS ARE REQUESTED TO DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND, IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED, A POSTAGE-PAID ENVELOPE IS PROVIDED FOR MAILING IN THE UNITED STATES. YOU ARE ENTITLED TO REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS EXERCISED BY WRITTEN NOTICE TO THE COMPANY. ALSO, IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED.

                            PROXY STATEMENT

                 1997 ANNUAL MEETING OF STOCKHOLDERS OF
                         CTC COMMUNICATIONS CORP.
                       TO BE HELD OCTOBER 20, 1997

                Approximate Date of Mailing to Stockholders:
                            September 11, 1997

                       TIME AND PLACE OF MEETING


          This Proxy Statement is furnished to stockholders by the Board of Directors of CTC Communications Corp., a Massachusetts Corporation (the "Company"), for solicitation of Proxies for use at the 1997 Annual Meeting of Stockholders to be held on October 20, 1997 at 9:30 a.m., and at all adjournments thereof, for the purposes set forth in the attached Notice of Annual Meeting.

          The Company's principal executive offices are located at 360 Second Avenue, Waltham, Massachusetts, 02154 (617-466-8080).

          Proxies in the form enclosed are solicited on behalf of the Board of Directors. Any stockholder giving a proxy in such form has the power to revoke it at any time before it is exercised by filing a later proxy with the Company, by attending the Annual Meeting and voting in person, or by notifying the Company of the revocation in writing to its Clerk at 360 Second Avenue, Waltham, MA 02154. Any such proxy, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the directions of the stockholder. Any proxy which fails to specify a choice with respect to the matters to be acted upon will be voted for the proposals.

                   VOTING RIGHTS AND VOTE REQUIRED

          As of August 29, 1997 (the "Record Date"), the Company had outstanding and entitled to vote 9,895,287 shares of Common Stock (the "Common Stock"). There is no other class of Common Stock of the Company outstanding. Only stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting. Each outstanding share entitles the record holder to one (1) vote on the matters to be voted upon at the Annual Meeting. The stock transfer books will not be closed for the purposes of such vote.

          The holders of a majority in interest of all Common Stock issued, outstanding and entitled to vote at a stockholders' meeting, present in person or by proxy, constitute a quorum pursuant to the Company's By-Laws. In the absence of a quorum, the Annual Meeting may be postponed from time to time until stockholders holding the requisite amount are present or represented by proxy.

          Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

          A plurality of the votes duly cast is required for the election of Directors (i.e., the nominees receiving the greatest number of votes will be elected). Abstentions and broker "non-votes" are not counted for purposes of the election of Directors.

          The affirmative vote by the holders of a majority of shares of Common Stock present in person or represented by proxy and voting on the matter is required to approve any other matter to be acted upon at the Annual Meeting.
An abstention is counted as a vote against and a broker "non-vote" is not counted for purposes of approving other matters to be acted upon at the Annual Meeting.

Security Ownership of Certain Beneficial Owners

          The following table sets forth certain information as of June 23, 1997 with respect to the Common Stock beneficially owned by each Director, Nominee for Director and named Executive Officer of the Company, by all of the Directors and Executive Officers of the Company as a group, and by each person known by the management of the Company to own beneficially more than five (5%) percent of the outstanding shares of the Common Stock. Based upon the information furnished by the beneficial owners of the Common Stock listed below, the Company believes that each such stockholder exercises sole voting and investment power with respect to the shares beneficially owned.

                                             Number of Shares         Percent
Name of Beneficial Owner                     Beneficially Owned       of Class
- ---------------------------------------      -------------------      ---------
Robert J. Fabbricatore (1)(2)               2,732,750                  27.5%
Van Wagoner Capital Management, Inc.(3)       545,350                   5.5%
Philip J. Richer (4)                          362,773                   3.7%
Henry Hermann (5)                             206,588                   2.1%
Richard J. Santagati (6)                       78,000                    *
J. Richard Murphy (7)                          11,000                    *
Steven P. Milton (8)                          408,932                   4.1%
John D. Pittenger (9)                         216,588                   2.2%
David E. Mahan (10)                            61,000                    *
All Executive Officers and Directors
as a Group (eight persons)(11)              4,077,631                  40.7%
- ------------------------------

* = Less than 1%.
(1) Mr. Fabbricatore's address is c/o CTC Communications Corp., 360 Second Avenue, Waltham, MA 02154.
(2) Includes 62,498 shares owned by Mr. Fabbricatore as trustee of a trust for his children and 1,133,239 shares as a general partner of a family partnership; also includes 16,776 shares issuable upon exercise of the vested portions of stock options at $2.98 per share.
(3) Van Wagoner Capital Management, Inc.'s address is One Bush Street, Suite 1150, San Francisco, CA 94104.
(4)  Mr. Richer is not standing for re-election as a director.
(5) Includes 9,750 shares held by Mr. Hermann's spouse and 3,000 shares issuable upon the exercise of currently exercisable options at $2.708 per share.
(6) Includes 3,000 shares issuable upon the exercise of currently exercisable options at $2.708 per share.
(7) Includes 1,000 shares owned by Mr. Murphy as trustee of a trust for his spouse and 10,000 shares issuable upon the exercise of currently exercisable options at $6.125 per share.
(8) Includes 4,500 shares owned by Mr. Milton as trustee of a trust for his children and 18,000 shares issuable upon the exercise of currently exercisable options at $2.708 per share.
(9) Includes 18,000 shares issuable upon the exercise of currently exercisable options at $2.708 per share.
(10) Includes 25,000 shares issuable upon the exercise of currently exercisable options at $10.125 per share.
(11) Includes the shares described in footnotes (2) through (10) above.

                             PROPOSAL 1:

                      ELECTION OF DIRECTORS

          Unless the authority to do so is withheld, the enclosed Proxy will be voted for the election of the Nominees named below to hold office until the next Annual Meeting of the Stockholders and until their successors shall be duly elected and qualified. In the event any of the Nominees should be unwilling or unable to serve as a Director, the Proxy will be voted for such substitute Nominee as the Board of Directors may designate or in the absence of such designation in accordance with the best judgment of the person or persons acting under the Proxy. Management is not aware of any nominee who is unable or will decline to serve as a Director. There are no arrangements or understandings between any of the Directors of the Company and any other person pursuant to which such person was selected as a Director of the Company.

          The following table sets forth the name and age of each Nominee, the period during which he has served as Director and the other capacities, if any, in which he currently serves the Company:

                                                   Other Capacities
                                    Period Served   in Which
Name                           Age   as Director   Currently Serving
- --------------------------     --- -------------- ------------------
Robert J. Fabbricatore (1)     55     Since 1980    Chairman and
                                                    Chief Executive
                                                    Officer

Richard J. Santagati (1)(2)(4) 53     Since 1991    None

J. Richard Murphy (3)(4)       53     Since 1995    None

Henry Hermann (2)(3)           55     Since 1996    Consultant
- ------------------------
(1)  Current member of the Stock Option Committee.
(2)  Current member of the Compensation Committee.
(3)  Current member of the Audit Committee.
(4)  Current member of the Nominating Committee.

          Mr. Fabbricatore, a founder of the Company and a Director since its inception in 1980, became Chairman of the Board of Directors in March 1983 and served as President from October 1993 to August 1995. Mr. Fabbricatore also served as Treasurer of the Company from April 1987 until May 1988.
Prior to April 1, 1986, Mr. Fabbricatore did not devote a substantial portion of his time to the Company's business.

          Mr. Santagati became a director of the Company in September 1991. He has been the President of Merrimack College in North Andover, Massachusetts since 1994. Mr. Santagati was a partner of Lighthouse Management, Inc., a private investment firm located in Boston, Massachusetts from 1991 to 1993 and, from 1991 to February 1994, the Chairman of the Board, Chief Executive Officer and President of Artel Communications Corp., a publicly held data communications firm located in Hudson, Massachusetts.
From 1986 to 1991, Mr. Santagati was the Chief Executive Officer and a member of the Executive Committee of Gaston & Snow, a Boston, Massachusetts based law firm. From 1983 to 1986, Mr. Santagati was employed by NYNEX Corp., first as Vice President of Marketing, and then as President and Chairman of NYNEX Business Information Systems Co. From 1977 to 1983, Mr. Santagati held a number of executive level positions with New England Telephone, including Vice President of Marketing and Assistant Vice President of Sales. Mr. Santagati is a member of the Board of Trustees of Lawrence General Hospital. He is also a director of ESP, Inc., a privately held communications company located in Hingham, Massachusetts.

          Mr. Murphy became a Director of the Company in August 1995. Mr. Murphy has been the Director of the Financial Consulting Group of Moody, Cavanaugh and Company, LLP, a North Andover, Massachusetts public accounting firm, since April 1996. Since 1992, Mr. Murphy has also been President and sole stockholder of Bradford Capital Corporation, an investment banking and corporate finance firm located in North Andover, Massachusetts. Mr. Murphy was an officer, director and principal stockholder from 1990 to 1995 of Arlington Data Corporation, a systems integration company located in Haverill, Massachusetts; since 1992 of Arlington Data Consultants, Inc., a company engaged in the installation and maintenance of computer systems and hardware; and, since 1994 of Computer Emporium, Inc., a company engaged in processing parking violations for municipalities. These three companies are privately-held affiliated companies and are located in Haverill, Massachusetts. From 1989 to 1991 Mr. Murphy was an officer, director and principal stockholder of Financial Perspectives Incorporated, an investment banking and corporate finance firm located in North Andover, Massachusetts. Mr. Murphy was President and Chief Executive Officer of Shawmut Arlington Trust Company in Lawrence, Massachusetts, from 1988 to 1989 and from 1968 to 1988 held a variety of management positions, the most recent being President and Chief Executive Officer with the Arlington Trust Company, also in Lawrence, Massachusetts. From 1987 to 1995, Mr. Murphy was a trustee of Merrimack College in North Andover, Massachusetts and from 1994 to 1995 served as Chairman of the Board of Trustees. Mr. Murphy is a trustee of Holy Family Hospital, a director and Clerk of Mary Immaculate Health Care Services, located in Lawrence, Massachusetts, and a member of Covenant Health Systems, Inc., a Lexington, Massachusetts based network of religious sponsored providers of long term care and geriatric services. He is also a director of Stickney & Poor Spice Company, Inc., a privately held food manufacturing and distributing company located in Chelmsford, Massachusetts.

          Mr. Hermann became a director of the Company in September 1996. Since May 1997, he has been employed by Kuhns Brothers & Company, Inc., a securities brokerage firm, as a principal and Executive Vice President. For the previous nine years, he was employed by WR Lazard, Laidlaw and Luther, Inc., a securities brokerage firm, as Vice President, Securities Analyst and Portfolio Manager. Mr. Hermann has been an NASD Board of Arbitrators Member since 1991. Mr. Hermann is a Chartered Financial Analyst with over 30 years experience as an investment professional. Mr. Hermann has provided financial consulting services to the Company since 1993.

          During the fiscal year ended March 31, 1997, the Board of Directors held five meetings. Each current Director participated in all of such meetings during the period for which he was a director. The Board of Directors also took action on two occasions by unanimous written consent.

Committees of the Board

          Stock Option Committee. The Stock Option Committee is comprised of Messrs. Fabbricatore, Santagati and Richer and administers the Company's stock benefit plans. The Stock Option Committee took action on one occasion during the fiscal year ended March 31, 1997.

          Compensation Committee. The Compensation Committee is comprised of Messrs. Santagati and Hermann and acts upon the compensation of such persons as are determined by the Board. During the fiscal year ended March 31, 1997, the Compensation Committee held four meetings.

          Audit Committee. The Audit Committee is comprised of Messrs. Murphy and Hermann. The Audit Committee meets with management to consider the adequacy of the Company's internal controls and the objectivity of financial reporting; the Committee also meets with the independent auditors and with appropriate Company financial personnel about these matters. The Committee recommends to the Board the appointment of the independent auditors, subject to ratification by the stockholders at the Annual Meeting. The independent auditors have restricted access to the Committee. During the fiscal year ended March 31, 1997, the Audit Committee held one meeting.

          Nominating Committee. The Nominating Committee is comprised of Messrs. Santagati, Richer and Murphy. The Nominating Committee is responsible for recommending candidates for nomination to the Board and reviewing and making recommendations regarding compensation of Directors who are not employees of the Company. The Nominating Committee took action on one occasion during the fiscal year ended March 31, 1997. The Nominating Committee is authorized to consider nominees recommended by security holders of the Company. Security holders wishing to propose director candidates for consideration by the Committee may do so by writing to the Clerk of the Company, giving the candidate's name, biographical data and qualifications.

          All members of the committees of the Board of Directors attended all of their respective committee meetings.

Executive Officers

          The following table sets forth the name and age of each executive officer of the Company and the office and period during which he has held such office.

                                                                                   Period Served as
Name                             Age                Office                         Executive Officer
Robert J. Fabbricatore           55       Chairman, Chief Executive Officer             Since 1980
Steven P. Milton                 43       President, Chief Operating Officer            Since 1995
John D. Pittenger                44       Vice President-Finance, Chief                 Since 1989
                                          Financial Officer, Treasurer and Clerk
David E. Mahan                   56       Vice President-Market Planning and            Since 1996
                                          Development

          Currently, there is no fixed term of office for any executive officer and all officers serve at the discretion of the Board of Directors. Each person selected to become an executive officer has consented to act as such and there are no arrangements or understandings between the executive officers or any other persons pursuant to which he was or is to be selected as an officer.

          Mr. Milton has been employed by the Company since 1984 and has served as President and Chief Operating Officer since August 1995. Prior to that, he held various positions within the Company including Branch Manager, District Manager, Regional Manager and, most recently, Vice President-Sales and Marketing.

          Mr. Pittenger has served as Treasurer, Chief Financial Officer and Clerk of the Company since August 1989 and as Vice President-Finance since September 1991. Since 1980, Mr. Pittenger has been Treasurer and a director of Comm-Tract Corp., a company which installs and services voice and data communications systems.

          Mr. Mahan joined the Company in October 1995 as Vice President-Market Planning and Development and in June 1996 Mr. Mahan became an executive officer of the Company. From 1982 to 1995, Mr. Mahan held a number of senior management level positions with NYNEX, most recently Vice President-Sales Channel Management.

          For a description of the business background of Mr. Fabbricatore see "Nominees for Directors".

Section 16(a) Beneficial Ownership Reporting Compliance

          Philip J. Richer, a director of the Company, failed to file a Form 4 on a timely basis on one occasion with respect to the January 28, 1997 sale of 5,500 shares of the Company's Common Stock at a selling price of $8.00 per share. The required Form 4 with respect to said transaction was filed with the Securities and Exchange Commission on March 6, 1997.

                                    EXECUTIVE COMPENSATION

Board Compensation Committee Report on Executive Compensation

          During the fiscal year ended March 31, 1997, decisions regarding executive compensation were made by the Compensation Committee and the Stock Option Committee. The Compensation Committee is currently comprised of two independent non-employee directors. The Stock Option Committee is comprised of Mr. Fabbricatore and Mr. Richer, a former officer of the Company, and one independent non-employee director. The Compensation Committee and the Stock Option Committee are referred to collectively as the "Committee." The Committee is charged with establishing and administering the policies and plans which govern compensation for executive officers, including those individuals listed in the compensation tables in this proxy statement. In the case of any executive officers who are also members of the Board of Directors, the Committee makes recommendations which are subject to approval by non-employee members of the Board. At the 1997 annual meeting of the Board of Directors, to be held immediately following the Annual Meeting of Stockholders, the Compensation Committee and the Stock Option Committee will be combined into one committee, the Compensation and Personnel Committee, which will assume the functions of both committees and will be comprised solely of two or more non-employee directors.

          Compensation Policies. The Company's executive compensation philosophy is to provide compensation opportunities for its officers which are competitive within the Company's industry and community so that the Company can attract and retain high quality executives and to align the interests of the Company's executives and its stockholders by providing for payment of a significant portion of executive compensation in the form of bonuses based on the Company's sales performance. Thus, the value generated for the Company's stockholders is a key factor in determining the value ultimately received by the executive officers.

          Base Salary. Base salaries for executive officers are established at levels considered appropriate in light of the scope of the duties and responsibilities for each officer's position. Annual increases are provided in base salary to further protect the Company's vested interest due to their prior service and key strategic roles.

          Bonus. Each executive officer receives a bonus conditional upon the achievement of certain quarterly performance goals set by management. During the three fiscal years ended March 31, 1997, the Company has exceeded the performance goals. The establishment of performance goals is believed by the Committee to be the most objective measurement of executive performance during the relevant period, where the overriding objective of the Company is to build its business by increasing sales.

          Stock Options. Incentive stock options are granted to executive officers at the discretion of the Stock Option Committee. Stock options are granted with an exercise price equal to the fair market value of the Company's common stock on the date of the grant. Stock options become exercisable in full in installments over periods of three or more years and have terms of up to ten years from the date of the grant. Such stock options thus provide incentive for the creation of stockholder value over the long term since the full benefit of the option cannot be realized unless an appreciation in the price of the Company's common stock occurs over a specified number of years and the executive officer remains employed for the periods required for the stock options to become exercisable.

          CEO Compensation. During the fiscal years ended March 31, 1997, 1996 and 1995 the Company's most highly compensated officer was Robert J. Fabbricatore, Chairman of the Board and Chief Executive Officer, who received a base salary of $240,000 and bonuses aggregating $60,000.

          Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code denies publicly held companies a deduction for compensation paid to a named executive officer in a taxable year to the extent it exceeds $1 million per officer, unless the compensation qualifies as "performance based compensation." The Committee has no present policy in respect of Section 162(m) because compensation paid to any named executive officer of the Company does not reach $1 million.

              The Compensation Committee and Stock Option Committee:
  Robert J. Fabbricatore, Richard J. Santagati, Henry Hermann, Philip J. Richer


          The following table provides certain summary information concerning the compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the other named executive officers of the Company (collectively, the "named executive officers") for services rendered in all capacities for the Company for the fiscal years ended March 31, 1995, 1996 and 1997.

SUMMARY COMPENSATION TABLE

                                     Annual Compensation       Long Term
                                 ----------------------------  Compensation   All
                                                      Other    ------------   Other
                                                      Annual     Awards,      Compensation
Name and Principal                Salary    Bonus    Compen-     Options      ($)(4)
Position                  Year    ($)(1)    ($)(2)   sation($)   (#)(3)       -------------
- ------------------        ----   --------  --------  ---------  --------
Robert J. Fabbricatore,   1997    240,000   60,000      -               0     18,075
Chairman and Chief        1996    240,000   60,000      -               0     16,100
Executive Officer         1995    240,000   60,000     1,500      124,306     11,636

Steven P. Milton,         1997    100,000   40,000     5,200            0      4,075
President and Chief       1996    100,000   40,000     5,200            0      4,200
Operating Officer         1995    100,000   52,000     5,200      126,750      4,440

David E. Mahan, Vice      1997    100,000   40,000     5,004            0      4,075
President - Market        1996(5)  50,000   20,000     2,500      100,000          0
Planning & Development

John D. Pittenger,        1997     86,100   34,000        -             0      3,437
Vice President - Finance  1996     84,800   32,000        -             0      3,504
Chief Financial Officer,  1995     83,600   26,000     1,200       54,750      3,228
Treasurer and Clerk
- ---------------------

(1)  For the fiscal year ended March 31, 1997, Messrs. Fabbricatore, Milton, Mahan and Pittenger's salaries included pre-tax contributions made by such officers to the CTC Communications Corp. 401(k) Savings Plan.
(2)  Includes bonuses accrued for Messrs. Fabbricatore, Milton, Mahan and Pittenger for the fiscal year ended March 31, 1997 in the amounts of $15,000, $10,000, $10,000 and $10,000 respectively, which were paid during the first quarter of Fiscal 1998.
(3)  No options or stock appreciation rights were granted to any named executive officer during the fiscal year ended March 31, 1997.
(4)  All Other Compensation includes 50% matching contributions in the amounts of $4,500, $4,075, $4,075 and $3,437 accrued on behalf of Messrs. Fabbricatore, Milton, Mahan and Pittenger, respectively, to the CTC
Communications Corp. 401(k) Savings Plan.  Also included is the actuarial benefit in the amount of approximately $13,575 on the "split-dollar" life insurance policy for the benefit of Mr. Fabbricatore.
(5)  Mr. Mahan commenced employment with the Company on October 1, 1995.

          The Company made no grants of stock options or stock appreciation rights to any named executive officer during the fiscal year ended March 31, 1997.

          The following table sets forth information concerning option exercises and option holdings for the fiscal year ended March 31, 1997 with respect to the named executive officers. The Company had no outstanding stock appreciation rights at March 31, 1997.


AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

                                     Value
                                   Realized
                                    (Market
                                   price at                                  Value of Unexercised in-
                                   exercise                                  the-money options at FY-
                       Shares       less        Number of Securities           End (Market price of
                     acquired on   exercise     Underlying Unexercised       shares at FY-End ($7.25)
                     exercise(#)   price ($)    Options at FY-End (1)        less exercise price) (1)
                     -----------  ----------   --------------------------   ---------------------------
                                               Exercisable  Unexercisable   Exercisable  Unexercisable
                                               -----------  -------------   -----------  -------------
Robert J. Fabbricatore   -            -          16,778       16,778        $71,642        $71,642

Steven P. Milton         -            -          18,000       18,000        $81,738        $81,738

David E. Mahan           -            -          25,000       75,000            -             -

John D. Pittenger        -            -          18,000       18,000        $81,738        $81,738

(1)  All shares and amounts, as necessary, have been adjusted to reflect the 25% Common Stock dividend effected in March 1995, the three-for-two stock split effected in July 1995 and the two-for-one stock split effected in October 1995.


Compensation Committee Interlocks and Insider Participation

          Robert J. Fabbricatore, the Company's Chairman and Chief Executive Officer, and Philip J. Richer, a former executive officer of the Company, are members of the Company's Stock Option Committee.

          The Company made no Long-Term Incentive Plan Awards during the fiscal year ended March 31, 1997. The Company has no defined benefit or actuarial plan. The Company did not, during the fiscal year ended March 31, 1997, adjust or amend the exercise price of any options previously awarded to any of the named executive officers.

Directors' Compensation

          Directors of the Company who are employees do not receive remuneration for services as directors. Directors who are not employees receive an annual retainer of $4,250 and are paid a fee of $750 per meeting for each meeting attended. On January 31, 1997, the Company granted to Mr. Hermann a stock option to purchase 10,000 shares of its Common Stock at a purchase price of $8.25 per share upon his becoming a director of the Company.

Transactions with Management and Related Transactions

          The Company leases from trusts, of which Robert J. Fabbricatore, the Company's Chairman and Chief Executive Officer, is a beneficiary, office space in Springfield, Massachusetts and southern New Hampshire. Rental payments under the leases totalled approximately $133,000 in Fiscal 1997.
The Company subleases part of its Waltham facility at its cost to Comm-Tract Corp., a company in which Mr. Fabbricatore is a principal stockholder. Sublease income totalled $80,416 for Fiscal 1997. The Company also contracts with Comm-Tract Corp. for the installation of telephone lines and for the service and maintenance of equipment marketed by the Company. During Fiscal 1997, Comm-Tract Corp. provided the Company with services, inventory and equipment aggregating $97,190. The Company believes that the payments to Mr. Fabbricatore and Comm-Tract Corp. are comparable to the costs for such services, inventory and equipment, and for rentals of similar facilities, which the Company would be required to pay to unaffiliated individuals in arms-length transactions.

          In connection with the exercise of Company stock options in Fiscal 1995, Steven P. Milton was advanced the sum of $135,825 by the Company, which remained outstanding at March 31, 1997. The loan is payable on demand and bears interest at 8.0% per annum.

Performance Graph

          The following table shows a comparison of cumulative total return to stockholders for the Company's Common Stock, the Nasdaq Composite Index and the Nasdaq Telecommunications Index for the period March 31, 1992 through March 31, 1997. Assumes $100 invested on March 31, 1992 in CTC Common Stock, the Nasdaq Composite Index and the Nasdaq Telecommunications Index.

                       Comparison of Five Year-Cumulative Total Returns
                                     Performance Graph for
                                   CTC Communications Corp.

    900

    800                                               #

    700

    600

    500                                                          #

    400

    300
                                           #
    200                                                +*         +*
                                  *         +*
    100   #+*         +*         +
                     #          #
      0
         1992       1993       1994       1995       1996       1997
     ---------------------------------------------------------------

                                       1992  1993  1994  1995  1996  1997
                                       ----  ----  ----  ----  ----  ----
# = CTC Communications Corp.            100    61    46   259   814   531
+ = Nasdaq Stock Market (US Companies)  100   115   124   138   187   208
* = Nasdaq Telecommunications Stocks 100 133 160 161 213 192 SIC 4800-4899 US & Foreign

Board Recommendation

          The Board of Directors recommends that the stockholders vote FOR the election of the Nominees named above. Since the members of the Board of Directors and the Company's executive officers together own approximately 40% of the outstanding shares of Common Stock, election of such Nominees is probable.


                          PROPOSAL 3:

         AMENDMENT TO THE COMPANY'S 1996 STOCK OPTION PLAN

          The Company presently maintains the CTC Communications Corp. 1996 Stock Option Plan (the "1996 Option Plan"), which was originally adopted by the Company's stockholders on September 26, 1996. On August 18, 1997, the Board of Directors adopted an amendment to the 1996 Option Plan to increase the number of shares of Common Stock issuable under the 1996 Option Plan by 1,000,000 to 1,750,000. During the last 12 months, the number of employees eligible to participate in the 1996 Option Plan has increased substantially, and the number of shares heretofore made available for the 1996 Option Plan's purpose has been depleted. As of June 30, 1997, options to purchase 748,500 shares had been granted and are outstanding under the 1996 Option Plan. The proposed amendment changes only the number of shares available under the 1996 Option Plan; the other provisions of the 1996 Option Plan are not affected by the proposed amendment.

Key Provisions

          The key provisions of the 1996 Option Plan are as follows:

                  Eligibility. All employees and directors of the Company and its subsidiaries, and consultants and advisors thereto, are eligible to receive options under the 1996 Option Plan. Options granted under the 1996 Option Plan to employees may be designated as "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or may be designated as options not intended to ISOs ("non-qualified stock options"). Options granted to directors who are not full-time employees of the Company or its subsidiaries and to consultants and advisors will be non-qualified stock options. Approximately 240 individuals were eligible to receive options under the 1996 Option Plan as of June 30, 1997.

                     Term of 1996 Option Plan. No option may be granted under the 1996 Option Plan after July 31, 2006.

                   Administration. The 1996 Option Plan is administered by the Stock Option Committee of the Board of Directors (the "Committee") which determines the persons to whom, and the times and prices at which, an option will be granted, the number of shares subject to the option and the terms and provisions of the option agreement, and which interprets and construes the terms of the 1996 Option Plan.
          At the 1997 annual meeting of the Board of Directors, to be held immediately following the Annual Meeting of Stockholders, a new committee, the Compensation and Personnel Committee, will be organized and will assume the responsibilities of the Stock Option Committee in administering the 1996 Stock Option Plan.

                   Term of Options.  All options terminate on the earliest of:
          (a) the expiration of the term specified in the option document, which may not exceed ten years from the date of grant; (b) the date an option holder's employment or service with the Company or its subsidiaries terminates for any reason other than disability, death or as set forth in clauses (d) and (e) below); (c) the expiration of one year from the date an option holder's employment or service with the Company or its subsidiaries terminates by reason of such option holder's disability or death; (d) the date upon which a determination is made by the Committee that the option holder has breached his employment or service contract with the Company or its subsidiaries, has been engaged in any sort of disloyalty to the Company or its subsidiaries or has disclosed trade secrets or confidential information of the Company or its subsidiaries; or (e) the date set by the Committee to be an accelerated expiration date in the event of a liquidation or dissolution of the Company or its subsidiaries. The Committee, in its discretion, may provide for additional limitations on the term of any option.

                      Option Price. The option price for non-qualified options may be less than, equal to or greater than the fair market value of the shares subject to the option on the date that the option is granted, and for ISOs shall be at least 100% of the fair market value of the shares subject to the option on the date that the option is granted.

                     Certain Rules for Certain Stockholders. If an ISO is granted to an employee who then owns, directly or by attribution under the Code, shares possessing more than 10% of the total combined voting power of all classes of shares of the Company's capital stock, the term of the option may not exceed five years and the option price must be at least 110% of the fair market value of the shares on the date that the option is granted.

                     Limitation on ISO Grants. To the extent that the aggregate fair market value of the shares of Common Stock (determined at the time the ISO is granted) with respect to which ISOs under all stock option plans of the Company and its subsidiaries are exercisable for the first time by an option holder during any calendar year exceed $100,000, such options shall be treated as non-qualified options.

                     Payment. An option holder may pay for shares covered by an option in cash or by certified or cashier's check payable to the order of the Company, by payment through a broker in accordance with Regulation T of the Federal Reserve Board or by such other mode of payment as the Committee may approve, including payment in whole or in part in shares of the Company's Common Stock, based on the fair market value of such Common Stock at the time of payment.

                     Option Document; Restriction on Transferability. All options will be evidenced by a written option document containing provisions consistent with the 1996 Option Plan and such other provisions as the Committee deems appropriate. No option granted under the 1996 Option Plan may be transferred, except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order, as defined by the Code or in Title I of the Employee Retirement Income Security Act of 1974, as amended.

                     Provisions Relating to a "Change of Control." Notwithstanding any other provision of the 1996 Option Plan, upon the occurrence of a "Change of Control," all options granted pursuant to the 1996 Option Plan will become immediately exercisable.

          A "Change of Control" will occur under the 1996 Option Plan upon requisite approval by stockholders (or, if such approval is not required, by the Board of Directors) of a plan of liquidation or dissolution or the sale of substantially all of the assets of the Company. Subject to certain exceptions, a "Change of Control" will also occur upon requisite approval by the Company's and the other constituent corporation's stockholders (or, if such approval is not required, by the respective Boards of Directors) of the merger or consolidation of the Company with or into such other constituent corporation. In addition, a Change of Control will occur if certain entities, persons or groups specified in the 1996 Option Plan have become beneficial owners of or have obtained voting control over more than 30% of the outstanding shares of the Company's Common Stock or on the first day upon which a majority of the Board of Directors consists of persons who have been members of the Board for less than two years, unless the nomination for election of each new director who was not a director at the beginning of such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

                     Amendments to option documents and the 1996 Option Plan. Subject to the provisions of the 1996 Option Plan, the Committee may amend an option document, subject to the option holder's consent if the amendment is not favorable to the option holder or is not being made pursuant to provisions of the 1996 Option Plan relating to acceleration of the expiration date in the event of liquidation or dissolution of the Company. The Board of Directors may amend the 1996 Option Plan from time to time in such manner as it may deem advisable without further action by the Company's stockholders except to the extent required under applicable law.

                     Tax Aspects of the 1996 Option Plan. The following discussion is intended to briefly summarize the general principles of federal income tax law applicable to options granted under the 1996 Option Plan. A recipient of an ISO will not recognize taxable income upon either the grant or exercise of an ISO. The option holder will recognize long-term capital gain or loss on a disposition of the shares acquired upon exercise of an ISO, provided the option holder does not dispose of those shares within two years from the date the ISO was granted or within one year after the shares were transferred to such option holder. Currently, for regular federal income tax purposes, long-term capital gains are taxed at lower rates than ordinary income. If the option holder satisfies both of the foregoing holding periods, then the Company will not be allowed a deduction by reason of the grant or exercise of an ISO.

          As a general rule, if the option holder disposes of the shares before satisfying both holding period requirements (a "disqualifying disposition"), the gain recognized by the option holder on the disqualifying disposition will be taxed as ordinary income to the extent of the difference between
(i) the lesser of the fair market value of the shares on the date of exercise or the amount received for the shares in the disqualifying disposition; and
(ii) the adjusted basis of the shares, and the Company will be entitled to a deduction in that amount. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be long-term or short-term capital gain, depending on the length of time the option holder held the shares prior to the disposition.

          The amount by which the fair market value of a share at the time of exercise exceeds the option price will be included in the computation of such option holder's "alternative minimum taxable income" in the year the option holder exercises the ISO. Currently, the alternative minimum tax rate is 24%. If an option holder pays alternative minimum tax with respect to the exercise of an ISO, then the amount of such tax paid will be allowed as a credit against regular tax liability in subsequent years. The option holder's basis in the shares for purposes of the alternative minimum tax will be adjusted when income is included in alternative minimum taxable income.

          A recipient of a non-qualified stock option will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction by reason of the grant. Such an option holder will recognize ordinary income in the taxable year in which the option holder exercises the non-qualified stock option, in an amount equal to the excess of the fair market value of the shares received upon exercise at the time of exercise of such options over the exercise price of the option, and the Company will be allowed a deduction in that amount. Upon disposition of the shares subject to the option, an option holder will recognize long-term or short-term capital gain or loss, depending upon the length of time the shares were held prior to disposition, equal to the difference between the amount realized on disposition and the option holder's basis in the shares subject to the option (which basis ordinarily is the fair market value of the shares subject to the option on the date the option was exercised).

          The preceding discussion is based upon federal tax laws and regulations in effect on the date of this Proxy Statement, which are subject to change, and does not purport to be a complete description of the federal tax aspects of the 1996 Option Plan. Option holders may also be subject to state and local taxes in connection with the grant or exercise of options granted under the 1996 Option Plan and the sale or other disposition of shares acquired upon exercise of options.

          The following table sets forth certain information as of as of June 30, 1997 with respect to the 1996 Option Plan as to (i) each named executive officer of the Company, (ii) all current executive officers as a group,
(iii) all current directors who are not executive officers as a group,
(iv) each nominee for election as a director, and (iv) all employees, including all current officers who are not executive officers, as a group. The benefits and amounts that will be received by the foregoing persons under the 1996 Option Plan are not otherwise presently determinable.

New Plan Benefits - 1996 Option Plan

                                                                                                  Market Value of
                                                            Per Share                             Common Stock on
Name                                 # of Options (1)       Exercise Price    Expiration Date     Date of Grant
Robert J. Fabbricatore, Chairman      75,000 (2)            $8.1818            May 16, 2002       $7.438
and Chief Executive Officer

Steven P. Milton, President and       75,000 (2)            $7.438             May 16, 2002       $7.438
Chief Operating Officer

David E. Mahan, Vice President -      80,000 (2)            $7.438             May 16, 2002       $7.438
Market Planning and Development

John D. Pittenger                     40,000 (2)            $7.438             May 16, 2002       $7.438
Vice President-Finance, Treasurer,
Chief Financial Officer and Clerk

Richard J. Santagati                  15,000 (3)            $7.438              May 16, 2001      $7.438

J. Richard Murphy                     10,000 (3)            $7.438              May 16, 2001      $7.438

Henry Hermann                         10,000 (3)            $7.438              May 16, 2001      $7.438
                                      10,000 (2)            $8.25               January 31, 2002  $8.25

All current executive officers       270,000                $7.438-$8.1818      May 16, 2002      $7.438
a group (four persons)

All current directors who are not     45,000                $7.438-$8.25        May 16, 2001-     $7.438-
executive officers as a group                                                   January 31, 2002  $8.25
(three persons)

All employees, including all         433,500                $6.875-$16.25       Sept. 11, 2001-   $6.875-
current officers who are not                                                    May 16, 2002      $16.25
executive officers, as a group
(84 persons)

(1)       All of the options were granted during the fiscal year ended March 31, 1997 or the fiscal year ending March 31, 1998.
(2)       These options vest 25% on the first through fourth anniversary of the date of grant.
(3)       These options vest 33-1/3% on the first through third anniversary of the date of grant.

Board Recommendation

          The Board of Directors recommends that stockholders vote FOR the Amendment to the 1996 Option Plan. Unless instructed to the contrary, the enclosed proxy will be voted in favor of the proposed Amendment. The affirmative vote by the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter is required to approve the adoption of the proposed Amendment to the 1996 Option Plan. Since members of the Board of Directors and the Company's executive officers together own approximately 40% of the outstanding shares of Common Stock, approval of the proposed Amendment is probable.



                                          PROPOSAL 3:

                   RATIFICATION OF ERNST & YOUNG AS INDEPENDENT ACCOUNTANTS

          The Board of Directors has concluded that the continued employment of Ernst & Young will be in the Company's best interest and recommends that the appointment of Ernst & Young as the Company's independent public accountants for the fiscal year ending March 31, 1998 be ratified and approved.

          Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

          Ernst & Young (and its predecessor Ernst & Whinney) has served as independent public accountants for the Company continuously since January 1988. The Company has been advised by Ernst & Young that neither the firm nor any of its partners has any material direct or any indirect financial interest in the Company.

Board Recommendation

          The Board of Directors recommends that the Stockholders vote FOR approval of the appointment of Ernst & Young as independent public accountants. Unless instructed to the contrary, the enclosed proxy will be voted for the appointment of such accountants. The affirmative vote by the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter is required to ratify the appointment of Ernst & Young as independent accountants. Since members of the Board of Directors and the Company's executive officers together own approximately 40% of the outstanding shares of Common Stock, ratification of such appointment is probable.


                                    EXPENSE OF SOLICITATION

          All costs connected with the solicitation of Proxies will be borne by the Company. Brokers and other persons holding stock for the benefit of others will be reimbursed for their expenses in forwarding Proxies and accompanying material to the beneficial owners of such stock and obtaining their Proxies. Solicitation will be made by mail, telephone, telecopier or otherwise, and some of the Directors, officers and regular employees of the Company may assist in the solicitation without additional compensation.

                        STOCKHOLDERS' PROPOSALS

          If a stockholder wishes to present a proposal to be voted on the 1998 Annual Meeting, the proponent must, at the time the proposal is submitted, be a record or beneficial owner of at least one (1%) percent or One Thousand ($1,000.00) Dollars in market value of the class of securities entitled to vote at the meeting and have held such securities for at least one (1) year, and such stockholder must continue to own such securities through the date on which the 1998 Annual Meeting is held. The proposal, in order to be included in the management proxy statement, must be received at the Company's executive offices no later than June 22, 1998. In order to remove any question as to the date on which a proposal was received by the Board of Directors, it is suggested that proposals be submitted by certified mail, return receipt requested.


             OTHER MATTERS THAT MAY COME BEFORE THE MEETING

          The Board of Directors knows of no other matters which may be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named in the Proxy will vote according to their best judgment.

          Stockholders are requested to date, sign and return the Proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. If you attend the Annual Meeting, you may revoke your Proxy at that time and vote in person if you so desire, otherwise your Proxy will be voted for you.

                               By Order of the Board of Directors

                               Robert J. Fabbricatore, Chairman


September 9, 1997
Waltham, Massachusetts

PROXY

CTC COMMUNICATIONS CORP.
1997 ANNUAL MEETING OF STOCKHOLDERS
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Leonard R. Glass and John D.
Pittenger and each of them, the true and lawful attorneys and agents for the undersigned, with full power of substitution, for and in the name of the undersigned, to act for the undersigned and vote all stock the undersigned is entitled to vote at the 1997 Annual Meeting of Stockholders of CTC Communications Corp. to be held on Monday, October 20, 1997 at 9:30 a.m., local time, at the offices of the Company, 360 Second Avenue, Waltham, Massachusetts, and at any and all adjournments thereof, on the matters listed on the reverse side of this card.

 The undersigned hereby acknowledges receipt of the Annual Report to Stockholders for the Fiscal Year ended March 31, 1997, Proxy Statement and Notice of Annual Meeting dated September 9, 1997.

       PLEASE VOTE AND SIGN ON OTHER SIDE
    AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.


(Please sign exactly as your name appears on your stock certificate. If stock is registered in more than one name, each holder should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or partnership, the Proxy should be signed in full corporate or partnership name by a duly authorized officer or partner as applicable.)

Has your address changed?         Do you have any comments?

______________________________ _______________________________
_____________________________ _______________________________
______________________________ _______________________________

[X]     PLEASE MARK VOTES                      CTC COMMUNICATIONS CORP.
        AS IN THIS EXAMPLE


(1) Election of the following nominees for the Board of Directors to serve until the Annual Meeting of Stockholders in 1998 and until each successor is duly elected and qualified;

FOR [ ]  WITHHOLD [ ]     FOR ALL EXCEPT [ ]

ROBERT J. FABBRICATORE          RICHARD J. SANTAGATI
J. RICHARD MURPHY               HENRY HERMANN

        Instruction: To withhold authority to vote for any Individual nominee, check the "For All Except" box and strike a line through the nominee's name in the list above. Unless authority to vote for all foregoing nominees is withheld, this proxy will be deemed to confer authority to vote for every nominee whose name is not struck.

(2) Proposal to approve an amendment to the Company's 1996 Stock Option Plan to increase the authorized shares of Common Stock that may be issued pursuant to that plan from 750,000 shares to 1,750,000 shares.

FOR [ ]    AGAINST  [ ]             ABSTAIN [ ]

(3) Ratify the appointment of Ernst & Young LLP as the independent accountants of the Company.

FOR [ ]    AGAINST  [ ]               ABSTAIN  [ ]

(4) In their discretion, on any other matters which may properly come before the meeting or any adjournment thereof.

FOR [ ]    AGAINST  [ ]               ABSTAIN  [ ]

Mark the box at right if comments or address change have been noted on the reverse side of this card. [ ]

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

Please be sure to sign and date this Proxy.          Date________________

Stockholder sign here_____________________________
Co-owner sign here________________________________